[AMERIANA BANCORP LETTERHEAD]



                                 Contact:  Jerome J. Gassen
                                           President and Chief Executive Officer
                                           (765) 529-2230


               AMERIANA NAMES NEW SENIOR VICE PRESIDENT-TREASURER
                           AND CHIEF FINANCIAL OFFICER


NEW CASTLE, Ind. (January 22, 2007) - Ameriana Bancorp (NASDAQ: ASBI) today announced that John J. Letter has been named Senior Vice President-Treasurer and Chief Financial Officer of the Company. Letter (61) replaces Bradley L. Smith, who has resigned to pursue other interests.

         Prior to joining Ameriana, Letter served as Regional President, District President, and Regional Chief Financial Officer during his tenure with Old National Bank in Muncie, Indiana. Letter also has been affiliated with American National Bank in Muncie as Chief Financial Officer and Controller; with Muncie Federal Savings Bank as Chief Financial Officer and Controller; and with Pioneer Savings Bank in Racine, Wisconsin, as Chief Financial Officer. Letter, a Certified Public Accountant, began his professional career as an auditor for Ernst & Young.

         Letter earned a Bachelor of Business Administration degree in Accounting from the University of Wisconsin. He spent four years in the United States Army as a commissioned officer upon his graduation from Engineer Officers Candidate School.

         Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are very pleased to announce the addition of John Letter to our management team. As a CPA, John has a strong background in accounting and finance, and with more than 30 years of experience in the banking industry, we think he brings the background and skills necessary to help us grow and improve our operations in the future."

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company. Ameriana Financial Services offers securities and insurance products through Linsco/Private Ledger.

         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.